UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2016

MEEMEE MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52961	20-3356659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6630 West Sunset Blvd. Los Angeles, CA 90027
(Address of Principal Executive Offices)

(310) 460-9215
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective May 2, 2016, MeeMee Media, Inc. (the "Company") entered into an amendment (the "Amendment") to the Agreement and Plan of Merger (the "Merger Agreement") and the Secured Promissory Note (the "Note") both dated May 19, 2015  with All Screens Media, LLC, a Nevada limited liability company ("ASM") and the holders of 100% of the membership interests of ASM.  The Amendment amended certain terms of the Merger Agreement and Note as follows:

Secured Promissory Note - The Principal Amount of the Note was amended to Six Hundred Seventy Five Thousand Dollars ($675,000).   Section 3.1 of the Note, the Funding Schedule was amended to state that the Holder shall advance to Debtor a total of no less than $675,000 under the Note on or before May 6, 2016.  The full amount of $675,000 as required under the Funding Schedule was advanced and that condition has been met.

Effect on Capital Stock – Section 2.1(a) was deleted and replaced with a provision for the conversion of all ASM Interests at the time of the Merger into Seventeen Million Five Hundred Thousand (17,500,000) fully paid and non-assessable shares of MeeMee Common Stock.  Section 2.1(d) was deleted and replaced with a provision to allocate and additional Seventeen Million Five Hundred Thousand (17,500,000) shares of MeeMee Common Stock as incentive bonus stock to be issued upon achievement of certain criteria.

Termination – The Amendment amended the Merger Agreement to a Closing Date of August 31, 2016.

The foregoing is a brief description of the material terms of the Amendment and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Document Description

10.20	Amendment To Agreement and Plan of Merger and Secured Note with All Screens Media, LLC and the holders of 100% of the membership interests ASM dated May 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEEMEE MEDIA INC.

May 31, 2016

/s/ MARTIN DOANE
Martin Doane
President